Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated 14 October 2020	Registration Statement No. 333-223825

European Investment Bank

USD 1,000,000,000 0.625% Notes due 2027

Final Term Sheet

Issuer:	European Investment Bank
Ratings:[1]	AAA by Standard & Poor’s Ratings Services2 / Aaa by Moody’s Investors Service[3] / AAA by Fitch Ratings[4]
Currency/Size:	USD 1,000,000,000
Settlement:	21 October 2020
Maturity:	21 October 2027
Interest Payment Dates:	21 April, 21 October
Coupon:	0.625% (semi-annual)
Reoffer:	99.700%
Yield:	0.669%
Benchmark:	UST 7yr 0.375% 30 September 2027
Spread:	+16.60 bps
Denominations:	USD 1,000
Leads:	Barclays / CIBC Capital Markets / J.P. Morgan / TD Securities
Governing Law:	New York
Application of Proceeds:	The proceeds of the Notes will be allocated to the EIB’s lending to activities contributing to sustainability objectives in line with evolving EU sustainable finance legislation.

The Notes are expected to be listed on the Luxembourg Stock Exchange.

You can access the prospectus for the registration statement at the following website:

https://www.sec.gov/Archives/edgar/data/33745/000095015718000545/formsba.htm

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling +1-888-603-5847.

Notification under Section 309B(1) of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) — The Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
2 Carrying a stable outlook.
3 Carrying a stable outlook.
4 Carrying a stable outlook.